Exhibit 99.1

         Sapient Names Chief Operations & Administrative Officer

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Feb. 1, 2007--Sapient (NASDAQ:
SAPE) today announced that Preston B. Bradford has been appointed
Chief Operations and Administrative Officer, with primary responsibility for accelerating Sapient's internal "Velocity" operational performance initiative.

    Bradford, who will report to Chief Financial Officer Joseph S. Tibbetts, Jr., brings deep frontline and operational performance experience to his new role. Since joining Sapient in 1994, Bradford has served in a number of executive roles, including as managing director of Sapient's operations in India and Canada, and as Chief Information Officer. He was also instrumental in establishing several of Sapient's initial industry groups. Prior to joining Sapient, Bradford served in senior sales, marketing, and information technology roles over a 14-year period with Sprint.

    The company also announced that Sheeroy Desai, Executive Vice
President and Chief Operating Officer, has decided to leave Sapient to focus on his next business venture. Desai will remain with the company through March 31 to ensure a smooth transition.

    "Sapient has great momentum and strong leadership and, after fifteen years, I believe the time is right for me to try something different," said Desai.

    "Sheeroy has made many great contributions to building Sapient, going back almost to our founding. I have enjoyed working with him, thank him for his commitment and performance over the last fifteen years, and wish him all the best in the future," said Sapient President and Chief Executive Officer Alan Herrick. "Preston, with his track record of success across our business, is an outstanding choice to lead Velocity forward and join our leadership team."

    About Sapient

    Sapient helps clients innovate their businesses in the areas of marketing, business operations, and technology. Leveraging a unique approach, breakthrough thinking, and disciplined execution, Sapient leads its industry in delivering the right business results on time and on budget. Sapient works with clients that are driven to make a difference, including BP, Essent Energie, Harrah's Entertainment, Hilton International, Janus, National Institutes of Health (NIH), Sony Electronics, the U.S. Marine Corps, and Verizon.

    Founded in 1990, Sapient is headquartered in Cambridge, Massachusetts, and operates across North America, Europe, and India. More information about Sapient can be found at www.sapient.com.

    Sapient is a registered service mark of Sapient Corporation.

    CONTACT: Media:
             Cubitt Jacobs & Prosek
             Eric Blinderman, 203-378-1152 x 131
             eric@cjpcom.com
             or
             Investors:
             Sapient
             Noelle Faris, 617-374-3682
             nfaris@sapient.com